RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated June 22, 2012 to the Prospectus Supplement dated January 28, 2011 and Prospectus dated January 28, 2011	$1,315,000 Barrier Range Accrual Notes Linked to the SPDR® Gold Trust Due December 27, 2012 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Range Accrual Notes (the “Notes”) linked to the performance of the SPDR® Gold Trust (the “Fund”).

The Notes will pay a contingent payment on the maturity date.  The contingent payment will accrue over the term of the Notes at a rate equal to 4% (approximately 8% per annum), multiplied by the Accrual Factor. The Accrual Factor will equal a fraction, (a) the numerator of which will be the total number of trading days from the pricing date until the Valuation Date (the “Calculation Period”) on which the closing price per share of the Fund is between 90% and 125% of its closing price on the pricing date and (b) the denominator of which will be the total number of trading days during that period, as described in more detail below.

In addition to any contingent payment at maturity, you will receive the principal amount of the Notes if the closing price per share of the Fund on the Valuation Date (the “Final Price”) is greater than or equal to 90% of the closing price of the Fund on the pricing date (the “Barrier Price”). If the Final Price is less than the Barrier Price, investors will receive a number of shares of the Fund equal to the principal amount divided by the closing price of the Fund on the pricing date, or, at our election, the cash value of those shares. Investors may lose up to 100% of the principal amount of the Notes.  Any payments on the Notes are subject to our credit risk.

Issue Date: June 27, 2012

Maturity Date: December 27, 2012

The Notes will not be listed on any securities exchange.

The CUSIP number for the Notes is 78008SCD6.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” beginning on page P-7 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$1,315,000.00
Underwriting discounts and commissions	0.75%	$9,862.50
Proceeds to Royal Bank of Canada	99.25%	$1,305,137.50

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $7.50 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $7.50 per $1,000 in principal amount of the Notes. The price of the Notes also included a profit of $2.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, was $10 per $1,000 in principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Fund:	SPDR® Gold Trust

Bloomberg Ticker:	GLD

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	June 22, 2012

Issue Date:	June 27, 2012

CUSIP:	78008SCD6

Valuation Date:	December 21, 2012, subject to postponement as described in “Description of the Notes — Market Disruption Events.”

Payment at Maturity (if held to maturity):
In addition to any contingent payment, investors will receive a cash payment and/or shares of the Fund determined as follows:

•      If, on the Valuation Date, the Final Price is greater than or equal to the Barrier Price, then the investor will receive a cash payment of $1,000 per $1,000 in principal amount of the Notes.

•      If, on the Valuation Date, the Final Price is less than the Barrier Price, then the investor will receive, for each $1,000 in principal amount of the Notes, a number of shares of the Fund equal to the Physical Delivery Amount. Fractional shares will be paid in cash. At our election, instead of delivering to you shares of the Fund equal to the Physical Delivery Amount, we may deliver to you the Cash Delivery Amount. In this case, the market value of those shares on the maturity date or the Cash Delivery Amount is expected to be less than the principal amount, and you may lose up to 100% of the principal amount.

Initial Price:	$152.64, subject to adjustments as described in “Description of the Notes—Anti-Dilution Adjustments” below.

Final Price:	The closing price per share of the Fund on the Valuation Date, subject to adjustments as described in “Description of the Notes—Anti-Dilution Adjustments” below.

Barrier Price:	$137.38, or 90% of the Initial Price, rounded to two decimal places, subject to adjustments as described in “Description of the Notes—Anti-Dilution Adjustments” below.

Physical Delivery Amount:
6.55, or the result of $1,000 divided by the Initial Price, rounded to two decimal places, subject to adjustments as described in “Description of the Notes—Anti-Dilution Adjustments” below. Fractional shares will be paid in cash.

Cash Delivery Amount:	Final Price x Physical Delivery Amount, subject to adjustments as described in “Description of the Notes—Anti-Dilution Adjustments” below.

Contingent Payment:
On the maturity date, investors will receive a contingent payment.  The contingent payment will accrue over the term of the Notes, and will be calculated as follows:

Principal Amount x Base Rate x Accrual Factor

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

Base Rate:	4%. The annualized Base Rate will be approximately 8%. As a result, the maximum contingent payment payable on the Notes will be $40 for each $1,000 in principal amount of the Notes.

Accrual Factor:
The Accrual Factor will equal a fraction, (a) the numerator of which will be the total number of trading days during the Calculation Period on which the closing price per share of the Fund is within the Reference Range and (b) the denominator of which will be the total number of trading days during the Calculation Period.

During the Calculation Period, the contingent payment will not accrue on any trading day on which the closing price per share of the Fund is not within the Reference Range.  If the closing price per share of the Fund is not within the Reference Range on each trading day during the Calculation Period, then investors will not receive any contingent payment at maturity.

Trading days on which a market disruption event (as defined below) occurs or is continuing will not be included in either (a) or (b) above.

Reference Range:	Greater than or equal to $137.38, which is 90% of the Initial Price, and less than or equal to $190.80, which is 125% of the Initial Price, each rounded to two decimal places.

Calculation Period:	From but not including the pricing date to and including the Valuation Date. The contingent payment will not accrue after the Valuation Date.

Maturity Date:	December 27, 2012, subject to postponement as described in “Description of the Notes—Market Disruption Events.”

Term:	Approximately six (6) months.

Principal at Risk:	The Notes are NOT principal protected. You may lose up to 100% of your principal amount at maturity if the Final Price is less than the Barrier Price.

Calculation Agent:	RBC Capital Markets, LLC

Canadian Tax Treatment:
For a discussion of certain Canadian federal income tax consequences of investing in the Notes, please see the discussion in this pricing supplement under “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:	All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and in “Description of the Notes” of this pricing supplement.

The pricing date, the issue date, the Valuation Date and the maturity date are subject to change, and will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

HYPOTHETICAL RETURNS

The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of the Fund.  The examples do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Fund.  We cannot predict the actual performance of the Fund.

The table below illustrates the Payment at Maturity of the Notes (excluding the contingent payment, and rounded to two decimal places), given the Initial Price of $152.64, the Barrier Price of $137.38 and an initial investment of $1,000. Hypothetical Final Prices are shown in the first and second columns on the left, expressed as a percentage of the Initial Price and in dollar amounts, respectively.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Initial Price or the Barrier Price and no market disruption events occurs or is continuing on the Valuation Date. The third column shows the Payment at Maturity (as a percentage of the principal amount).  The fourth column shows the Physical Delivery Amount as a number of shares of the Fund in a case where the Final Price of the Fund falls below the Barrier Price. The fifth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

Hypothetical Final Price as Percentage of the Hypothetical Initial Price	Hypothetical Final Price in $	Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Fund*	Cash Delivery Amount
150%	$228.96	100.00%	n/a	n/a
140%	$213.70	100.00%	n/a	n/a
130%	$198.43	100.00%	n/a	n/a
120%	$183.17	100.00%	n/a	n/a
110%	$167.90	100.00%	n/a	n/a
100%	$152.64	100.00%	n/a	n/a
90%	$137.38	100.00%	n/a	n/a
80%	$122.11	Physical or Cash Delivery Amount	6.55	$799.82
70%	$106.85	Physical or Cash Delivery Amount	6.55	$699.87
60%	$91.58	Physical or Cash Delivery Amount	6.55	$599.85
50%	$76.32	Physical or Cash Delivery Amount	6.55	$499.90
25%	$38.16	Physical or Cash Delivery Amount	6.55	$249.95
0%	$0.00	Physical or Cash Delivery Amount	6.55	$0.00

* Any fractional shares will be paid in cash, in an amount equal to that fraction multiplied by the Final Price.

The Payments at Maturity shown above are entirely hypothetical; they are based on market prices of the Fund that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the maturity date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Fund.  Please read “Additional Risk Factors Specific to the Notes” in this pricing supplement.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

Examples of Hypothetical Contingent Payment for a $1,000 Investment in the Notes

The table below presents examples of the hypothetical contingent payment (rounded to two decimal places) that would be paid on the Notes based on the number of trading days on which the closing price of the Fund was within the Reference Range during the term of the Notes.  The example below are based on the Base Rate of 4% and assumes a Calculation Period of 127 trading days. The examples below are for purposes of illustration only and would provide different results if different assumptions were made.  The actual contingent payment will depend on the actual number of trading days on which a market disruption event does not occur during the Calculation Period and the actual closing price on each trading day during that period.  The table below assumes that no market disruption events occur during the Calculation Period.

Hypothetical Total Number of Trading Days on which the Closing Price was Within the Reference Range During the Calculation Period	Total Number of Trading Days During the Calculation Period	Hypothetical Accrual Factor	Hypothetical Contingent Payment on the Maturity Date per $1,000 in Principal Amount of the Notes*
0	127	0.0000	$0.00
10	127	0.0787	$3.15
40	127	0.3150	$12.60
50	127	0.3937	$15.75
55	127	0.4331	$17.32
75	127	0.5906	$23.62
100	127	0.7874	$31.50
127	127	1.0000	$40.00
* The contingent payment for each $1,000 in principal amount of the Notes is determined as follows:

Contingent Payment = 1,000 x 4% x Accrual Factor

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Fund.  In addition to the risks described in the prospectus supplement, you should consider the following:

It Is Possible That You May Receive No Contingent Payment or Only a Limited Contingent Payment at Maturity.

The contingent payment payable at maturity will depend on the prices of the Fund during the Calculation Period.  The contingent payment will not accrue on any trading day on which the price of the Fund is not within the Reference Range.  In addition, the contingent payment will not accrue after the Valuation Date. As a result, you could receive little or no contingent payment at maturity if the prices of the Fund are outside of the Reference Range for most or all of the term of the Notes.

We have no control over various matters, including economic, financial, and political events which may affect the price of the Fund.  Before investing, you must be willing to forgo guaranteed market rates of interest for the term of the Notes.

Your Return, if any, Is Limited by the Base Rate.

In no event will the contingent payment rate applicable to the Notes be greater than the Base Rate.  This will be the case even if the price of the Fund is within the Reference Range on each trading day during the Calculation Period.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee any return of principal.  The return of your principal at maturity is only protected if the Final Price is greater than or equal to the Barrier Price.  If the Final Price is less than the Barrier Price, you will receive at maturity a number of shares of the Fund equal to the Physical Delivery Amount (or, at our election, the cash value of those shares).  The market value of these shares or cash on the maturity date will most likely be less than the principal amount of your Notes, and may be zero. Accordingly, you may lose the entire principal amount of your Notes.

You Will Not Benefit from any Appreciation in the Fund above the Initial Price, and You Should Not Expect to Receive a Payment at Maturity with a Value Greater than Your Principal Amount, Plus the Contingent Payment.

At maturity, you will receive no more than the principal amount of your Notes plus the contingent payment. Even if the Final Price exceeds the Initial Price, you will receive only the principal amount of the Notes and the contingent payment, if any, despite the appreciation in the price of the Fund.

Your Yield May Be Lower than the Yield on a Standard Debt Security of Comparable Maturity.

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the Fund.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Owning the Notes Is Not the Same as Owning the Fund or Gold Bullion or a Security Directly Linked to the Performance of the Fund or Gold Bullion.

The return on your Notes will not reflect the return you would realize if you actually owned the Fund or gold bullion or a security directly linked to the performance of the Fund or gold bullion and held that investment for a similar period. For example, the maximum return on your Notes will be limited to the payment of the principal amount, plus the contingent payment, if any.

Your Notes may trade quite differently from the Fund.  Changes in the price of the Fund may not result in comparable changes in the market value of your Notes.  Even if the price of the Fund increases from the Initial Price during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the Notes prior to maturity to decrease while the price of the Fund increases.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

•	the market price of the Fund and gold bullion;

•	the volatility (i.e., the frequency and magnitude of changes) of the price of the Fund and gold bullion;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities and precious metals markets generally and the U.S markets in particular, and which may affect the price of the Fund;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the Notes.

These factors may influence the market value of your Notes if you sell your Notes prior to maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your Notes.  If you sell your Notes prior to maturity, you may receive less than the principal amount of your Notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the price of the Fund increases after the pricing date.  No assurance can be given as to what our financial condition will be at maturity. On February 15, 2012, Moody’s Investors Service, Inc. (“Moody’s”) announced that it was placing a group of global financial institutions, including Royal Bank, under review for a credit ratings downgrade.  Moody’s announced that our long-term credit rating could be subject to a two notch downgrade.

We Will Not Hold Any Shares of the Fund for Your Benefit.

The indenture and the terms governing your Notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the Fund that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those shares that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Fund.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in the prices of the Fund or gold bullion, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Fund or gold bullion may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Fund or gold bullion from multiple sources, and you should not rely solely on views expressed by our affiliates.

Trading and Other Transactions by Royal Bank or its Affiliates in the Fund or Gold Bullion, Futures, Options, or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may have hedged our obligations under the Notes by purchasing or selling shares of the Fund, gold bullion, futures or options on the Fund or gold bullion, or other derivative instruments with returns linked or related to changes in the performance of the Fund or gold bullion.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may have adversely affected the price of the Fund, and, therefore, the market value of the Notes.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes decreases.

We or one or more of our affiliates may also engage in trading in the Fund or gold bullion on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could adversely affect the price of the Fund and, therefore, the market value of the Notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Fund or gold bullion.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity.

The price at which you purchase the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to the Fund or gold bullion that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the price of the Fund, could be adverse to the interests of the holders of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Fund or gold bullion.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Fund and, therefore, the market value of the Notes.

The Calculation Agent Can Postpone the Determination of the Final Price if a Market Disruption Event Occurs.

The determination of the Final Price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Valuation Date.  If such a postponement occurs, the calculation agent will use the closing price of the Fund on the first subsequent trading day on which no market disruption event occurs or is continuing.  In no event, however, will the Valuation Date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on the Valuation Date, the maturity date of the Notes could also be postponed, although not by more than ten trading days.

If the determination of the price of the Fund for the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the price of the Fund will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the price that would have prevailed in the absence of the market disruption event.  See “Description of the Notes—Market Disruption Events.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of the contingent payment and the amount of your payment at maturity on the Notes. Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Fund has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  In addition, the calculation agent may have to determine whether an anti-dilution adjustment is needed for the Initial Price, the Barrier Price, and the Physical Delivery Amount. Since these determinations by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

The Historical Performance of the Fund Should Not Be Taken as an Indication of Its Future Performance.

The prices of the Fund will determine the amount to be paid on the Notes at maturity.  The historical performance of the Fund does not necessarily give an indication of its future performance.  As a result, it is impossible to predict whether the price of the Fund will rise or fall during the term of the Notes.  The price of the Fund will be influenced by complex and interrelated political, economic, financial and other factors.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The Notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This pricing supplement contains a general description of certain U.S. tax considerations relating to the Notes.  In the event you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

This pricing supplement also contains a general description of certain Canadian tax considerations relating to the Notes. If you are not a Non-resident Holder (as defined in the section titled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that may be due under the Notes.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The tax treatment of the Notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes even though that holder will not receive any payments with respect to the Notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risks Relating to the Fund

There Are Liquidity and Management Risks Associated with the Fund.

Although shares of the Fund will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in that trading market.

The Fund is subject to management risk, which is the risk that the sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

We Cannot Control Actions by the Sponsor which May Adjust the Fund in a Way that Could Adversely Affect the Payment at Maturity on the Notes and Their Market Value, and the Sponsor Has No Obligation to Consider Your Interests.

The policies of the sponsor concerning the calculation of the Fund’s net asset value, and additions, deletions or substitutions of the assets held by the Fund could affect the market price per share of the Fund and, therefore, the payment at maturity on the Notes and their market value.  The payment at maturity on the Notes and their market value could also be affected if the sponsor changes these policies, for example, by changing the manner in which it calculates the Fund’s net asset value, or if the sponsor discontinues or suspends calculation or publication of the Fund’s net asset value, in which case it may become difficult to determine the value of your Notes.  If events such as these occur or if the closing price per share of the Fund is not available on any trading day, the calculation agent may determine the closing price per share of the Fund; as a result, the calculation agent would determine the price of the Fund in a manner it considers appropriate, in its sole discretion.

The Performance of the Fund and the Performance of Gold Bullion May Vary.

The performance of the Fund and that of gold bullion generally will vary due to transaction costs, certain corporate actions and timing variances.  In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from its net asset value per share; shares of the Fund may trade at, above, or below their net asset value per share.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

For the foregoing reasons, the performance of the Fund may not match the performance of gold bullion over the same period.  Because of this variance, an investment in the Notes may not be the same as an investment directly in gold bullion or the same as a debt security with payments linked to the performance of gold bullion.

You Will Have Limited Anti-Dilution Protection.

The calculation agent will adjust the Initial Price and consequently, the Barrier Price, the Reference Range and the Physical Delivery Amount for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Fund’s capital structure, as described in “Description of the Notes—Anti-Dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect the Fund.

Gold Prices Are Highly Volatile Due to Unpredictable Factors that Affect Supply and Demand.

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

An Investment in the Notes May Be Subject to Risks Associated with the London Bullion Market Association (the “LBMA”).

The market value of gold is often determined by reference to fixing prices reported by the LBMA.  The LBMA is a self regulatory association of bullion market participants.  Although all market-making members of the LMBA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA ceases operations, or if bullion trading becomes subject to a value-added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

DESCRIPTION OF THE NOTES

Please note that in this section entitled “Description of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer — Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities — Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the Notes, including your Notes:

Specified Currency

Unless we deliver shares of the Fund at maturity, all payments of principal and the contingent payment, if any, will be made in U.S. dollars (“$”).

Form and Denomination

The Notes will be issued only in global form through DTC.  The denomination of each Note will be $1,000 and integral multiples in excess of $1,000.

No Listing

Your Notes will not be listed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your Notes.  The following will apply to your Notes:

•	the default amount will be payable on any acceleration of the maturity of your Notes as described under “— Special Calculation Provisions” below;

•	anti-dilution provisions will apply to your Notes as described under “— Anti-dilution Adjustments” below;

•	a business day for your Notes will have the meaning described under “— Special Calculation Provisions” below; and

•	a trading day for your Notes will have the meaning described under “— Special Calculation Provisions” below.

Please note that the information about the issue date or pricing date, underwriting discounts and commissions and net proceeds to Royal Bank in this pricing supplement relates only to the initial issuance and sale of your Notes.  If you have purchased your Notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Payment at Maturity

At maturity, in addition to any contingent payment, you will receive $1,000 for each $1,000 in principal amount of the Notes if the Final Price is greater than or equal to the Barrier Price. If the Final Price is less than the Barrier Price, you will receive a number of shares of the Fund equal to the Physical Delivery Amount, or, at our election, the Cash Delivery Amount.

Calculating the Physical Delivery Amount

In order to determine the number of shares of the Fund to be delivered for each $1,000 in principal amount of the Notes, we will divide $1,000 by the Initial Price, rounded to two decimal places:

Physical Delivery Amount =	$1,000	= 6.55
Initial Price

Any fractional shares will be paid in cash, in an amount equal to that fraction multiplied by the Final Price.  The number of shares or the amount of cash that we may deliver to you is subject to adjustment, as described below under “— Anti-dilution Adjustments.”

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

The cash or market price of the shares you receive in exchange for your Notes at maturity likely will be less than the principal amount of your Notes.

Cash Delivery Amount

At our election, instead of delivering to you shares of the Fund equal to the Physical Delivery Amount, we may deliver to you the Cash Delivery Amount.

In order to determine the Cash Delivery Amount, we will multiply the Final Price by the Physical Delivery Amount.

Cash Delivery Amount = Final Price × Physical Delivery Amount

The Initial Price will be the closing price of one share of the Fund on the pricing date. The Barrier Price will be 90% of the Initial Price. The Final Price will be the closing price of one share of the Fund on the Valuation Date.  The Initial Price may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe below under      “— Anti-dilution Adjustments.”

Valuation Date

The Valuation Date will be December 21, 2012.  If the calculation agent determines that a market disruption event occurs or is continuing on the scheduled Valuation Date, the Final Price will be determined as described in “—Market Disruption Events” below.

Maturity Date

The maturity date will be December 27, 2012, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the Valuation Date if a market disruption event occurs or is continuing as described below.

Contingent Payment

The Notes will pay a contingent payment at maturity.  The contingent payment will accrue over the term of the Notes at a rate equal to 4%, multiplied by the Accrual Factor.  The Accrual Factor will equal a fraction, (a) the numerator of which will be the total number of trading days during the Calculation Period on which a market disruption event does not occur and the closing price per share of the Fund is within the Reference Range and (b) the denominator of which will be the total number of trading days on which a market disruption event does not occur during the Calculation Period. As a result, the contingent payment will not be greater than $40 for each $1,000 in principal amount of the Notes and may be zero.

The closing price per share of the Fund is within the Reference Range if it is greater than or equal to $137.38, which is 90% of the Initial Price, and less than or equal to $190.80, which is 125% of the Initial Price, each rounded to two decimal places. During the Calculation Period, the contingent payment will not accrue on any day on which the closing price per share of the Fund is not within the Reference Range.  If the closing price per share of the Fund is not within the Reference Range on each trading day during the Calculation Period, then investors will not receive any contingent payment at maturity.

The Calculation Period refers to the period from but not including the pricing date to and including the Valuation Date. The contingent payment will not accrue after the Valuation Date.

Market Disruption Events

If the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Fund on the scheduled Valuation Date, the determination of the Final Price may be postponed.  If such a postponement occurs, the calculation agent will use the closing price of the Fund on the first subsequent trading day on which no market disruption event occurs or is continuing.  However, in no event will the determination of the Final Price be postponed by more than ten trading days.

If the determination of the Final Price is postponed to the last possible day, but a market disruption event for the Fund occurs or is continuing on that day, that day will be the Valuation Date on which the Final Price will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Price that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event, as determined by the calculation agent in its sole discretion:

•	a suspension, absence or limitation of trading in (i) the Fund in its primary market or (ii) futures or options contracts relating to the Fund in the primary market for those contracts;

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

•
any event that disrupts or impairs the ability of market participants to (i) effect transactions in, or obtain market values for, the Fund in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating the Fund  in its primary market;

•
the closure on any day of the primary market for the Fund on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for the Fund or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the Fund are traded, fails to open for trading during its regular trading session; or

•
any other event, whether relating to the Fund or trading in gold bullion, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

Unavailability of the Price of the Fund

If the Fund’s listing is withdrawn from the principal national securities exchange on which the Fund is listed for trading and the Fund is not listed on any national exchange, or trading on the Fund is terminated on or prior to the Valuation Date, then the closing price for the Fund on each applicable trading day will be determined by the calculation agent.  In determining the closing price for the Fund on that date, the calculation agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

Notwithstanding these alternative arrangements, discontinuance of the Fund’s trading on the applicable exchanges or markets may adversely affect the market value of the Notes.

Anti-dilution Adjustments

The calculation agent will have discretion to adjust the closing price of the Fund, as applicable, if certain events occur. Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed. In the event that any event other than a delisting or withdrawal from the relevant exchange occurs with respect to the Fund, the calculation agent shall determine whether and to what extent an adjustment should be made to the closing price of the Fund, and/or to the Initial Price, the Barrier Price or the Reference Range. The calculation agent shall have no obligation to make an adjustment for any such event.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Default Amount on Acceleration

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the calculation agent and will be an amount in shares of the Fund or cash equal to the amount payable as described under the caption “— Payment at Maturity” and “—Contingent Payment” calculated as if the date of acceleration were the Valuation Date.

If the maturity of the Notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Final Price, anti-dilution adjustments, market disruption events, the default amount and the amount payable on your Notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Our subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent for the Notes.  We may change the calculation agent for your Notes at any time.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described on page 23 of the accompanying prospectus supplement.

Trading Day

When we refer to a trading day with respect to your Notes, we mean a day on which the principal securities market for the Fund is open for trading.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

Closing Price

The closing price for the Fund on any day will equal the closing sale price or last reported sale price, regular way, for the Fund, on a per-share basis:

•	on the principal national securities exchange on which the Fund is listed for trading on that day, or

•	if the Fund is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Fund.

If the Fund is not listed or traded as described above, then its closing price on any day will be the average, as determined by the calculation agent, of the bid prices for the Fund obtained from as many dealers in the Fund selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also have used those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates may have entered or expect to enter into hedging transactions involving purchases of the Fund and/or gold bullion and/or listed and/or over-the-counter derivative instruments linked to the Fund and/or gold bullion prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

•	acquire or dispose of the Fund or gold bullion;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments related to the price of the Fund or gold bullion; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the Valuation Date.  That step may involve sales or purchases of the Fund or gold bullion or over-the-counter derivative instruments linked to the Fund or gold bullion.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time.  See “Additional Risk Factors Specific to the Notes — Trading and Other Transactions by Royal Bank or its Affiliates in the Fund or Gold Bullion, Futures, Options, or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “— The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this pricing supplement for a discussion of these adverse effects.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

INFORMATION REGARDING THE FUND

We have derived the following information from publicly available documents published by the Fund. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Fund, and the Fund will have no obligations with respect to the Notes.

The Fund is an investment trust that issues SPDR® Gold Shares, or “shares”, which represent units of fractional undivided beneficial interests in and ownership of the Fund. The Fund was formed on November 12, 2004 under New York law under a trust indenture. World Gold Trust Services, LLC is the sponsor of the Fund. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Fund, and HSBC Bank USA, N.A. is the custodian of the Fund.

The Fund holds gold bars and from time to time issues one or more blocks of 100,000 shares, or “baskets,” in exchange for deposits of gold and distributes gold in connection with redemptions of baskets. The investment objective of the Fund is for its shares to reflect the performance of the price of gold bullion, before the expenses of the Fund’s operations. The expenses of the Fund are accrued daily and reflected in the net asset value of the Fund.  World Gold Trust Services, LLC as the sponsor and State Street Global Markets, LLC as the marketing agent have agreed to reduce the fees payable to them from the assets of the Fund to the extent required so that the estimated ordinary expenses of the Fund do not exceed an amount equal to 0.40% per annum of the daily net asset value during the period ending seven years from the date of the Trust Indenture, November 12, 2004, or upon the earlier termination of the marketing agent agreement.

The Fund’s gold is valued on the basis of each business day’s announced gold spot price, the price of an ounce of gold set by five market making members of the LBMA at approximately 3:00 P.M., London time on each business day. The net asset value of the Fund is equal to the value of gold owned by the Fund and other assets, minus all accrued expenses and liabilities.

Information provided to or filed with the SEC by the Fund under the Securities Exchange Act of 1934 can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 1222333. We have not independently verified the accuracy or completeness of the information or reports.

The shares of the Fund trade on the NYSE Arca under the symbol “GLD.”

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

Historical Information

The graph below sets forth the information relating to the historical performance of the Fund. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing share prices of the Fund. The information provided in this table is for the four calendar quarters of 2009, 2010, and 2011, the first calendar quarter of 2012 and for the period from April 1, 2012 to June 22, 2012.

We obtained the information regarding the historical performance of the Fund in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Fund should not be taken as an indication of its future performance, and no assurance can be given as to the price of the Fund during the term of the Notes. We cannot give you assurance that the performance of the Fund will not result in a loss on your investment.

Period- Start Date	Period- End Date	High Intra-Day Price of the Fund in ($)	Low Intra-Day Price of the Fund in ($)	Period-End Closing Price of the Fund in ($)

1/1/2009	3/31/2009	98.97	78.87	90.28
4/1/2009	6/30/2009	96.96	84.92	91.18
7/1/2009	9/30/2009	100.08	88.83	98.85
10/1/2009	12/31/2009	119.54	97.74	107.31

1/1/2010	3/31/2010	113.58	102.29	108.95
4/1/2010	6/30/2010	123.56	109.92	121.68
7/1/2010	9/30/2010	128.28	113.09	127.91
10/1/2010	12/31/2010	139.54	128.23	138.72

1/1/2011	3/31/2011	141.28	127.80	139.82
4/1/2011	6/30/2011	153.61	137.72	145.98
7/1/2011	9/30/2011	185.85	143.98	158.08
10/1/2011	12/31/2011	175.46	148.28	151.99

1/1/2012	3/31/2012	174.00	154.56	162.14
4/1/2012	6/22/2012	163.56	148.60	152.64

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

SUPPLEMENTAL PLAN OF DISTRIBUTION

Royal Bank has agreed to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC has agreed to purchase from Royal Bank, the principal amount of the Note specified, at the price specified under “Proceeds to Royal Bank of Canada”, on the cover page of this pricing supplement.  RBC Capital Markets, LLC intends to resell each Note it purchases at the price to public specified on the cover page of this pricing supplement.  In the future, RBC Capital Markets, LLC or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent the underwriter resells Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and RBC Capital Markets, LLC and its affiliates will not make offers of the Notes to any such investor in the initial offering of the Notes or in any secondary market.

For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBCCM may pay fees of up to $7.50 to one or more FINRA members for marketing services relating to this offering.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

SUPPLEMENTAL DISCUSSION OF
CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a Note (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Fund is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition, the discussion below assumes that an investor in the Notes will be subject to a significant risk that it will lose a significant amount of its investment in the Notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Note with terms described in this pricing supplement as a pre-paid derivative contract linked to the Fund for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.  If the Notes are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Notes (assuming we deliver the Cash Delivery Amount if, on the Valuation Date, the Final Price is less than the Barrier Price) in an amount equal to the difference between the cash amount a holder receives at such time and the holder’s tax basis in the Notes.  In general, a U.S. holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

If, on the Valuation Date, the Final Price is less than the Barrier Price and a U.S. holder receives the Physical Delivery Amount, although no assurances can be provided in this regard, a holder may generally expect not to recognize gain or loss upon maturity. However, a U.S. holder would generally be required to recognize gain or loss, if any, with respect to any cash received in lieu of fractional shares, equal to the difference between the cash received in lieu of fractional shares and the pro rata portion of the tax basis allocable to those fractional shares. Any such gain or loss would be treated as capital gain or loss. A U.S. holder’s tax basis in the shares of underlying stock delivered would generally equal its tax basis in the Notes, other than any amount allocable to a fractional share, reduced by the amount, if any, of the contingent payment a holder receives at maturity. A U.S. holder’s holding period for the shares of underlying stock delivered would begin on the day after the shares of the underlying stock are received.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

Alternative Treatments.  Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would also be possible to treat the Notes, and the Internal Revenue Service might assert that the Notes should be treated, as a single debt instrument. Such a debt instrument would be treated as a single short-term debt instrument, which would be treated as described under “Tax Consequences – United States Taxation – Original Issue Discount – Short-Term Debt Securities Taxation” in the accompanying prospectus.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in other tax consequences that are different from those described above.

For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of a Note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

RBC Capital Markets, LLC

Barrier Range Accrual Notes Linked to the SPDR® Gold Trust, Due December 27, 2012

VALIDITY OF THE NOTES

In the opinion of Norton Rose Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans,” and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.

RBC Capital Markets, LLC